EXHIBIT 99.1




For Information, Contact:
                                    Motorola                General Instrument

                                    Media:                  Media:
                                    Tim Kellogg             Sharon Corbitt
                                    847-538-1484            215-323-1873

                                    Investor Relations:     Investor Relations:
                                    Ed Gams                 Dario Santana
                                    847-576-6873            215-323-1213


                 MOTOROLA AND GENERAL INSTRUMENT COMPLETE MERGER


   New Motorola Broadband Communications Sector Ready to Lead the Convergence
                      of Voice, Video and Data Technologies


      SCHAUMBURG, Ill., January 5, 2000 - Motorola, Inc. (NYSE: MOT) announced that the company and General Instrument Corporation (NYSE: GIC) completed their previously announced merger following GIC shareholder approval at a special meeting held today. In the merger, valued at approximately $17 billion, each share of General Instrument was converted into 0.575 shares of Motorola common stock.

This merger positions Motorola as a leader in the convergence of voice, video and data technologies. The combined company will focus on broadband solutions, which deliver interactive television, the Internet and telephone services over wired and wireless networks.

"The completion of the merger between Motorola and General Instrument has created the Motorola Broadband Communications Sector, a leading end-to-end solutions provider for the exploding broadband access marketplace," said Christopher B. Galvin, chairman and chief executive officer of Motorola, Inc. "Motorola has been a global leader in providing integrated communications solutions for the person, the work team, and the automobile. With this merger, Motorola is also poised to lead the transition to converged services in the home."


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Headed by Edward D. Breen, former chairman and chief executive officer of
General Instrument, the Broadband Communications Sector is the newest sector within Motorola's Communications Enterprise. The focus of the sector is to deliver a full range of integrated and interactive broadband access solutions to the home along with "home hubs" to handle high-speed Internet access and video entertainment, and carrier-quality voice services.

The Motorola Broadband Communications Sector is among the world's leading suppliers of digital and analog set-top terminals and systems for wired and wireless cable television networks, cable modems and modem network routers, circuit-switched and packet-based hybrid fiber/coaxial (HFC) voice solutions, and HFC network transmission systems used by cable operators. In addition, it is a leading provider of digital satellite systems for programmers, direct-to-home satellite networks and private networks for business communications.

As a result of the merger, Motorola now also holds approximately an 80 percent stake, based on the number of shares currently outstanding, of Next Level Communications, Inc. Next Level is a provider of broadband communications systems that enable telephone companies to cost-effectively deliver a full suite of voice, video and data services over the existing copper wire telephone infrastructure.

The transaction will be accounted for as a pooling of interests. Motorola said it intends that the merger will not be dilutive in 2000 as various potential synergies related to cost reduction and sales growth opportunities are brought forward into this year. The merger is expected to strengthen earnings per share in 2001 and beyond.

"The newly merged company offers broadband operators the technologies and capabilities they need to achieve their network strategies by combining GI's leadership in converged voice, video and data networks with Motorola's global reach and brand identity," said Breen. "As a leader in broadband access, we're expanding our worldwide presence and leveraging cost-saving opportunities while we focus on products and technologies to deliver converged services over cable lines and wireless networks."

The Broadband Communications Sector is positioned to offer not only access technologies, but also gateways for managing the flow of traffic from circuit-switched and packet-based backbone networks; gatekeepers to facilitate call-processing; and IP-based applications and services for the integrated network of the future. The sector expects to drive the transformation of the current hierarchically structured telecommunications network into a peer-to-peer distributed model that facilitates broader communication and expanded service offerings for the broadband marketplace.




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"Motorola believes that cable industry consolidation will continue and that customers will want to build strategic partnerships with suppliers capable of providing end-to-end systems, which deliver today's solutions and the new revenue-generating services of tomorrow," said Merle L. Gilmore, executive vice president, Motorola and president of the Communications Enterprise. "This merger is about growth and catapults Motorola into a solid position in the high-growth broadband business."

About Motorola
Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

o Software-enhanced wireless telephone, two-way radio, messaging and satellite communications products and systems, as well as networking and Internet-access products, for consumers, network operators, and commercial, government and industrial customers.
o Embedded semiconductor solutions for customers in networking, transporta-tion, wireless communications and imaging and entertainment markets.
o Embedded electronic systems for automotive, communications, imaging, manufacturing systems, computer and consumer markets.
o Digital and analog systems and set-top terminals for broadband cable television operators.

Motorola's and General Instrument's combined sales on a pro forma basis in 1998 were $31.3 billion.

For more information, visit us on the Web at www.motorola.com.

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Business Risks:

Statements about Motorola's future financial performance, the accounting treatment of the transaction, continuing consolidation in the cable industry, and the business of Motorola's new Broadband Communications Sector are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or, if any of them do so, what impact they will have on the results of operations and financial condition of the Broadband Communications Sector, Motorola or the price of its stock. Motorola wishes to caution the reader that the following factors and those in its 1999 Proxy Statement on pages F-15 through F-18, in its Form 10-Q for the period ending October 2, 1999, and in its other SEC filings could cause the actual results of Motorola or the Broadband Communications Sector to differ materially from those in the forward-looking statements: the ability of the companies to successfully integrate General Instrument's business, capitalize on the combined technologies and realize synergies in terms of growth and cost savings; the ability of the combined companies to meet the demand for new products at lower costs; the continued growth of the interactive TV market and the impact of regulation on such growth; the availability of the favorable tax treatment and accounting treatment for the merger; and factors affecting the continued consolidation in the cable industry.





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